EXHIBIT 99.1

Contact:	Jon Carlisle (617)443-9933 x. 322
jcarlisle@rasky.com

Myriad Anticipates Amending Land Agreement with Picture Window, LLC

(Tunica, Mississippi) December 2, 2008 – Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that it anticipates amending its land contract with Picture Window, LLC, a Mississippi Limited Liability Company. The amendments to the land contract have been agreed to orally between the parties and will likely be formalized shortly. Such amendments could not be finalized prior to the closing date originally established between the parties. Upon formalization, the final terms of the agreement will be disclosed by the Company.

It is anticipated that the land contract amendments would modify the payment terms relating to the cash portion of the purchase price by extending the option payment date of December 2, 2008. It has been agreed that the $300,000 option cost will be paid in regular increments to Picture Window LLC by June 2, 2009, and that the payments will be credited to the purchase price at closing on that date.

As disclosed on July 22, 2008, Myriad entered into an agreement to purchase approximately 250 acres of land in Tunica, Mississippi for cash and a percentage of the project’s gross gaming revenue. The closing of the land contract is now scheduled on or before June 2, 2009; however, Myriad can give no assurance that the closing will occur on schedule or at all.

This property is anticipated to serve as the location of the Company’s planned world-class destination resort featuring gaming, hotel, spa, golf and other attractions. The parcel is located on the former site of the Treasure Bay Casino; next to the MGM Gold Strike Hotel and Casino in Casino Strip Center. Myriad has also arranged an option on additional property contiguous to this site with acreage similar to Treasure Bay. It is intended that the first phase of development will consist of building out the site infrastructure and constructing the initial 100,000 square foot casino, a 750 room hotel; a 25,000 square foot health and wellness luxury spa, a 35,000 square foot conference and meeting space; and attractions including a water park and an 18-hole championship golf facility.

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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